EXHIBIT 23.1




                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of CSX Corporation and subsidiaries (CSX) of our report dated February 9, 2000, included in the 1999 Annual Report to Shareholders of CSX.

We also consent to the incorporation by reference in each Form S-3 Registration Statement or Post-Effective Amendment (Registration Nos. 33-2084, 333-53191, and 333-68885) and in each Form S-8 Registration Statement (Registration Nos. 33-16230, 33-25537, 33-29136, 33-37449, 33-41498, 33-41499, 33-41735, 33-41736,
33-49767,  33-57029,  333-09213,  333-73427 and  333-73429) of our  report dated
February 9, 2000, with respect to the consolidated financial statements of CSX incorporated by reference in this Annual Report (Form 10-K) for the fiscal year ended December 31, 1999.



                                                   /s/ Ernst & Young LLP

Richmond, Virginia
March 1, 2000